Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES SECOND QUARTER 2016 RESULTS

Reports net sales of $392 million and billings of $413 million

Company lowers full year 2016 outlook for net sales and billings

BOSTON – August 4, 2016 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Highlights:

•	Net Sales for the three months ended June 30, 2016 were $392 million, an increase of $12 million compared with $380 million in the same period in 2015.

•	Billings were $413 million, a decrease of $23 million compared with $436 million in the second quarter of 2015.

•	Net loss increased to $28 million, an unfavorable change of $20 million compared with $8 million in the second quarter of 2015.

•	Adjusted EBITDA was $75 million, a decrease of $5 million compared with $80 million for the second quarter of 2015.

•	Content development or pre-publication costs were $32 million, an increase of $5 million compared with $27 million for the second quarter of 2015.

•	The Company repurchased over 1 million shares for approximately $20 million under its share repurchase program during the second quarter of 2016.

•	HMH continues to deepen its core and adjacent markets offerings including continued investment toward the development of next generation reading, science and social studies programs and the release of Read 180 Universal, HMH’s flagship reading intervention program.

•	The Company lowered its full year 2016 outlook for net sales and billings to reflect an updated expectation for its core domestic education market. 2016 net sales are now expected to be between $1,485 and $1,555 million and billings are now expected to be between $1,525 and $1,595 million.

“We are confident in the power of our best-in-class K-12 content, and we continue to leverage our solid core business to expand into key growth areas,” said Linda K. Zecher, President and Chief Executive Officer of HMH. “Despite the revision in guidance, we are seeing continued strength in the fundamentals of our business, and we remain confident about our growth strategy as we move into 2017 and beyond.”

“Given the robust backlog of orders in the second quarter as well as our strong pipeline of opportunities for the remainder of the year, we are confident in our revised outlook for 2016,” said Joe Abbott, Chief Financial Officer of HMH. “As we look toward additional opportunities for 2017 and beyond, we are making strategic investments in our core products and upgrades to our technology infrastructure, which we believe will strengthen our market leadership and further position us for long term growth.”

Full Year 2016 Outlook:

The Company is revising its outlook for full year 2016. HMH now expects its net sales to be in the range of $1,485 to $1,555 million and billings to be in the range of $1,525 to $1,595 million. The lower ranges are primarily due to a reduction in the expected 2016 new adoption market opportunity and lower than expected growth in the first full year of ownership of the acquired EdTech1 business.

Pre-publication or content development costs for 2016 are expected to remain at approximately $120 to $140 million.

Second Quarter 2016 Business Highlights:

Education Segment: In the second quarter, HMH continued to see strong demand for its core K-12 offerings despite an overall decline in the new adoption market opportunity in 2016. In the California English Language Arts adoption, several districts postponed their purchases to subsequent years which impact 2016, but HMH expects to increase sales opportunities in 2017 and beyond.

HMH continues to develop innovative, new core curriculum programs that leverage technology to increase engagement and student achievement. The Company recently launched READ 180 Universal, the next generation of HMH’s intensive reading intervention program. The new offering allows HMH to effectively leverage its core classroom curriculum to grow into adjacent markets and demonstrate the crossover capabilities of the Company’s product portfolio. The new program, planned for a third quarter 2016 sale, is being sold nationwide including into the English Language Arts adoption in California.

Over the next few years, the Company plans to roll out new programs for reading, science and social studies with new and enhanced digital features and functionalities. HMH’s reading program will incorporate more interactive and digital delivery student materials, and include a highly flexible instruction program to fit a wide variety of teacher needs. The science program, mapped to the National Research Council’s three dimensional framework for Next Generation Science Standards, will include

[1]	The EdTech business was acquired on May 29, 2015 from Scholastic Corporation.

engaging features that allow for easier relatability of STEM topics and HMH’s social studies curriculum will feature interactive digital experiences. The new science and social studies programs will include HMH Field Trips for Google Expeditions, launched during the second quarter.

Based on a content partnership with Google, HMH Field Trips use Google Expeditions, a smartphone-based virtual reality platform built for the classroom, to provide an engaging experience for students while seamlessly integrating with HMH’s existing curriculum. The Company has also seen strong momentum from HMH Marketplace—its online platform for buying and selling educational resources and technology—since its launch in the first quarter of 2016. HMH continues to onboard additional sellers and has seen the total number of listings nearly double since launch.

Consumer and Early Learning: Curious World™, HMH’s subscription-based early learning platform, recently reached the one million download milestone and continues to gain popularity with millennial parents and children.

Trade Publishing Segment: HMH’s Trade segment continues to perform well largely due to front list culinary titles such as The Whole 30, Weber’s New American Barbecue, Meathead and Ted Talks. Looking forward in 2016, HMH has a strong pipeline of titles in General Interest, Culinary and Young Readers.

Integration and Corporate Highlights: As announced in the first quarter of 2016, HMH is implementing upgrades to its technology infrastructure, allowing the Company’s operations to scale as it continues to grow, as well as fully integrate the EdTech business. With the migration of the EdTech business to the upgraded SAP platform, HMH expects to realize integration savings from the acquisition in the second half of 2016.

Second Quarter 2016 Financial Results:

Net Sales and Billings: Net sales for the three months ended June 30, 2016 were $392 million, an increase of $12 million, or 3%, from the same period in 2015. The primary driver of the net sales increase was a $19 million incremental contribution from the EdTech business, an $11 million increase in net sales of the international business primarily due to Department of Defense school sales, and to a lesser extent, greater sales in the Asia Pacific region and Canada and $1 million in higher Trade Publishing net sales due to the strength of its bestselling culinary titles. Partially offsetting this increase was a decline in domestic education net sales of $13 million due to a smaller new adoption market in 2016 versus 2015, as well as $6 million lower net sales of clinical and formative assessment products.

Billings, an operating measure, which is derived from net sales taking into account the change in deferred revenue, for the three months ended June 30, 2016 were $413 million compared with $436 million for the same period in 2015. This $23 million, or 5%, decrease in billings was largely as a result of lower domestic sales due to the aforementioned smaller new adoption market partially offset by incremental contribution from the EdTech business and higher international sales.

Net Loss: Net loss in the second quarter of 2016 was $28 million, an unfavorable change of $20 million, compared with a net loss of $8 million in the same quarter of 2015, primarily due to the higher costs discussed below and a $3 million increase in interest expense, due to the increase in the Company’s term loan in conjunction with the EdTech acquisition in May 2015. Additionally, HMH’s income tax benefit decreased $8 million to $3 million, from a benefit of $11 million for the same period in 2015 due to a higher deferred tax liability generated from indefinite-lived intangible assets. These unfavorable impacts were partially offset by the $12 million increase in net sales.

Adjusted EBITDA: Adjusted EBITDA was $75 million, 5% or $5 million lower, compared with $80 million for the second quarter of 2015 driven in part by $14 million in higher selling and administrative expenses and higher cost of sales, excluding amortization, of $5 million. These higher costs were partially offset by an increase of $12 million in net sales.

Cost of Sales: Cost of sales grew by 2%, or $4 million, year-over-year from $215 million to $219 million due to higher net sales volume partially offset by lower amortization costs.

Selling and Administrative costs: Selling and administrative costs for the three months ended June 30, 2016 increased $14 million, or 8%, year-over-year to $184 million, compared with $171 million for the same period in 2015, primarily due to incremental fixed and discretionary expenses attributed to the EdTech business of approximately $15 million coupled with an increase in legal settlements and integration expenses largely offset by lower transactional expenses due to prior year equity and acquisition activities.

Pre-publication costs: Content development or pre-publication expenditures increased $5 million to $32 million in the second quarter of 2016, primarily due to increased spending on product development to prepare for the upcoming larger new adoption market in 2017 and beyond and the addition of the EdTech business.

Cash Flow: Net cash used in operating activities for the six months ended June 30, 2016 was $169 million compared with $135 million for the same period in 2015. The increase in cash used in operating activities from 2015 to 2016 was primarily driven by unfavorable changes in working capital and the EdTech acquisition. The six months ended June 30, 2016 include operating cash used by the EdTech business whereas the prior year included one month as the business was acquired on May 29, 2015.

HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for the six months ended June 30, 2016 was a usage of $290 million compared with a usage of $212 million for the same period in 2015. The increased usage of $78 million is primarily due to drivers impacting increased usage of operating cash and higher capital expenditures.

As of June 30, 2016, HMH had $98 million of cash and cash equivalents and short term investments compared with $432 million at December 31, 2015. Operating cash flow is impacted by the inherent seasonality of the academic calendar. Consequently, the performance of the business is difficult to compare quarter to consecutive quarter and should be considered on the basis of results for the whole year.

Share Repurchase Program: During the second quarter, HMH repurchased over 1 million shares of its common stock for approximately $20 million under its share repurchase program. As of the end of the second quarter in 2016, approximately $486 million was available for share repurchases under the aggregate $1 billion share repurchase program. The aggregate $1 billion share repurchase program may be executed through the end of 2018. Repurchases under the program may be made from time to time in open market, including under trading plans, or privately negotiated transactions. The extent and timing of any such repurchases would be at the Company’s discretion and subject to market conditions, applicable legal requirements and other considerations.

Conference Call:

At 8:30 a.m. EDT on Thursday, August 4, 2016, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 40590529

Moderator: Rima Hyder, Vice President, Investor Relations

Webcast Link: http://edge.media-server.com/m/p/jjf6xcwq

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until August 11, 2016 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 40590529.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), we have presented adjusted EBITDA and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, non-cash charges, or levels of depreciation or amortization along with costs such as severance, separation and facility closure costs, acquisition-related activity costs; and restructuring/integration costs. Accordingly, management believes that this measurement is useful for comparing our performance from period to period. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue and to exclude pre-publication costs) are used as performance measures to determine certain compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures is limited as they include and/ or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom. HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Follow HMH on Twitter, Facebook and YouTube.

Contact:

Investor Relations

Rima Hyder

Vice President, Investor Relations

(617) 351-3309

rima.hyder@hmhco.com

Media Relations

Bianca Olson

Senior Vice President, Corporate Affairs

(617) 351-3841 | (646) 932-1241

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings, net sales, deferred revenue; financial condition; pre-publication or content development costs; liquidity; EdTech integration impact; systems integrations; products, including product pipeline; our outlook for 2016; prospects; growth; markets and market share; strategies, including with respect to leveraging our core product portfolio and expanding into new and adjacent markets; the industry in which we operate and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; industry cycles and trends; the rate and state of technological change; changes in product distribution channels and concentration of retailer power; changes in our competitive environment; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems; dependence on a small number of print and paper vendors; third-party software and technology development; our ability to identify, complete, or achieve the expected benefits of, acquisitions; increases in our operating costs; exposure to litigation; major disasters or other external threats; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

(in thousands of dollars, except share information)	Unaudited June 30, 2016	Audited December 31, 2015
Assets
Current assets
Cash and cash equivalents	$98,010	$234,257
Short-term investments	—	198,146
Accounts receivable, net of allowance for bad debts and book returns of $28.6 million and $32.7 million, respectively	347,173	256,099
Inventories	218,924	171,446
Prepaid expenses and other assets	30,193	22,877

Total current assets	694,300	882,825
Property, plant, and equipment, net	175,469	149,680
Pre-publication costs, net	324,995	321,931
Royalty advances to authors, net	47,398	44,736
Goodwill	783,073	783,073
Other intangible assets, net	868,605	912,955
Deferred income taxes	3,540	3,540
Other assets	24,667	23,210

Total assets	$2,922,047	$3,121,950

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$8,000
Accounts payable	124,183	94,483
Royalties payable	85,006	85,766
Salaries, wages, and commissions payable	33,537	45,340
Deferred revenue	209,717	231,172
Interest payable	106	106
Severance and other charges	5,797	4,894
Accrued postretirement benefits	1,910	1,910
Other liabilities	38,796	34,937

Total current liabilities	507,052	506,608
Long-term debt, net of discount and issuance costs	767,011	769,283
Long-term deferred revenue	444,715	440,625
Accrued pension benefits	21,748	23,726
Accrued postretirement benefits	22,621	23,657
Deferred income taxes	169,062	139,810
Other liabilities	27,944	19,920

Total liabilities	1,960,153	1,923,629

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 146,507,175 and 145,613,978 shares issued at June 30, 2016 and December 31, 2015, respectively; 122,201,789 and 123,940,510 shares outstanding at June 30, 2016 and December 31, 2015, respectively	1,466	1,456
Treasury stock, 24,305,386 and 21,673,468 shares as of June 30, 2016 and December 31, 2015, respectively, at cost (related parties of $193,493 in 2016 and 2015)	(514,031)	(463,013)
Capital in excess of par value	4,850,537	4,833,388
Accumulated deficit	(3,327,321)	(3,133,782)
Accumulated other comprehensive loss	(48,757)	(39,728)

Total stockholders’ equity	961,894	1,198,321

Total liabilities and stockholders’ equity	$2,922,047	$3,121,950

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars, except share and per share information)	2016	2015	2016	2015
Net sales	$392,042	$379,883	$597,858	$542,552
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	173,466	168,076	278,984	264,645
Publishing rights amortization	14,413	19,148	32,206	42,291
Pre-publication amortization	31,315	27,909	59,596	54,372

Cost of sales	219,194	215,133	370,786	361,308
Selling and administrative	184,479	170,687	353,154	313,696
Other intangible asset amortization	5,968	4,261	12,144	7,479
Severance and other charges	3,553	985	5,130	2,042

Operating loss	(21,152)	(11,183)	(143,356)	(141,973)

Other income (expense)
Interest expense, net	(9,402)	(6,160)	(18,735)	(12,114)
Change in fair value of derivative instruments	(619)	369	165	(1,851)
Loss on extinguishment of debt	—	(2,173)	—	(2,173)

Loss before taxes	(31,173)	(19,147)	(161,926)	(158,111)
Income tax expense (benefit)	(2,782)	(11,404)	31,613	9,572

Net loss	$(28,391)	$(7,743)	$(193,539)	$(167,683)

Net loss per share attributable to common stockholders
Basic	$(0.23)	$(0.06)	$(1.58)	$(1.19)

Diluted	$(0.23)	$(0.06)	$(1.58)	$(1.19)

Weighted average shares outstanding
Basic	122,143,971	139,961,856	122,520,786	141,090,469

Diluted	122,143,971	139,961,856	122,520,786	141,090,469

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands of dollars)	2016	2015
Cash flows from operating activities
Net loss	$(193,539)	$(167,683)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	141,680	140,327
Amortization of debt discount and deferred financing costs	2,090	4,369
Deferred income taxes	29,252	6,272
Stock-based compensation expense	6,673	6,812
Loss on extinguishment of debt	—	2,173
Change in fair value of derivative instruments	(165)	1,851
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(91,073)	(137,770)
Inventories	(47,478)	(32,050)
Other assets	(9,800)	(4,349)
Accounts payable and accrued expenses	12,137	(6,606)
Royalties, net	(3,422)	9,974
Deferred revenue	(17,365)	41,397
Interest payable	—	154
Severance and other charges	328	(2,208)
Accrued pension and postretirement benefits	(3,014)	(2,699)
Other liabilities	4,919	5,259

Net cash used in operating activities	(168,777)	(134,777)

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	197,724	286,732
Additions to pre-publication costs	(65,232)	(45,484)
Additions to property, plant, and equipment	(56,238)	(31,356)
Acquisition of business, net of cash acquired	—	(577,717)

Net cash provided by (used in) investing activities	76,254	(367,825)

Cash flows from financing activities
Proceeds from term loan, net of discount	—	796,000
Payments of long-term debt	(4,000)	(243,125)
Payments of deferred financing fees	—	(13,670)
Repurchases of common stock (related parties of $183,537 in 2015)	(51,018)	(191,238)
Tax withholding payments related to net share settlements of restricted stock units	(1,039)	(124)
Proceeds from stock option exercises	11,220	17,588
Issuance of common stock under employee stock purchase plan	1,113	—

Net cash (used in) provided by financing activities	(43,724)	365,431

Net decrease in cash and cash equivalents	(136,247)	(137,171)
Cash and cash equivalent at the beginning of the period	234,257	456,581

Cash and cash equivalent at the end of the period	$98,010	$319,410

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Consolidated

(in thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(28,391)	$(7,743)	$(193,539)	$(167,683)
Interest expense	9,402	6,160	18,735	12,114
Provision (benefit) for income taxes	(2,782)	(11,404)	31,613	9,572
Depreciation expense	19,390	17,776	37,734	36,185
Amortization expense	51,696	51,318	103,946	104,142
Non-cash charges—stock compensation	3,670	3,717	6,673	6,812
Non-cash charges—(gain) loss on derivative instrument	619	(369)	(165)	1,851
Purchase accounting adjustments	1,236	877	3,088	1,074
Fees, expenses or charges for equity offerings, debt or acquisitions	812	15,515	979	18,892
Restructuring/Integration	6,198	651	10,014	661
Severance, separation costs and facility closures	3,553	985	5,130	2,042
Loss on extinguishment of debt	—	2,173	—	2,173
Legal settlement	10,000	—	10,000	—

Adjusted EBITDA	$75,403	$79,656	$34,208	$27,835

Free Cash Flow

(in thousands of dollars)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities

Net cash used in operating activities	$(168,777)	$(134,777)

Cash flows from investing activities
Additions to pre-publication costs	(65,232)	(45,484)
Additions to property, plant, and equipment	(56,238)	(31,356)

Free Cash Flow	$(290,247)	$(211,617)

Houghton Mifflin Harcourt Company

Billings (Unaudited)

Billings

(in thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars)	2016	2015	2016	2015
Net sales	$392,042	$379,883	$597,858	$542,552
Change in deferred revenue	20,616	56,140	(17,365)	41,397

Billings	$412,658	$436,023	$580,493	$583,949

Billings is an operating measure utilized by the company derived as shown above.